2
BA0DOCS1/168840 v1

                   TRAVELERS SERIES FUND INC.

                      ARTICLES OF AMENDMENT


           Travelers Series Fund Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland (the
"Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

            FIRST:    The  Articles  of  Incorporation   of   the
Corporation, as amended, are hereby further amended  by  deleting
Article II and inserting in lieu thereof the following:

                           ARTICLE II

                              NAME

                The name of the corporation (hereinafter called the "Corporation") is Legg Mason Partners Variable Portfolios
III, Inc.

           SECOND: The Charter of the Corporation is hereby further amended to change the name of the Corporation's SB Adjustable Rate Income Portfolio -- Smith Barney Class to the Legg Mason Partners Variable Adjustable Rate Income Portfolio, the name of the Smith Barney Aggressive Growth Portfolio to the Legg Mason Partners Variable Aggressive Growth Portfolio, the name of the Smith Barney High Income Portfolio to the Legg Mason Partners Variable High Income Portfolio, the name of the Smith Barney International All Cap Growth Portfolio to the Legg Mason Partners Variable International All Cap Growth Portfolio, the Smith Barney Large Capitalization Growth Portfolio to the Legg Mason Partners Variable Large Cap Growth Portfolio, the name of the Smith Barney Large Capitalization Growth Portfolio to the Legg Mason Partners Variable Large Cap Growth Portfolio, the name of the Smith Barney Large Cap Value Portfolio to the Legg Mason Partners Variable Large Cap Value Portfolio, the name of the Smith Barney Mid Cap Core Portfolio to the Legg Mason Partners Variable Mid Cap Core Portfolio, the name of the Smith Barney Money Market Portfolio to the Legg Mason Partners Variable Money Market Portfolio and the name of the Social Awareness Stock Portfolio to the Legg Mason Partners Variable Social Awareness Stock Portfolio, each a series of capital stock of the Corporation.

           THIRD: The foregoing amendments to the Charter of the Corporation have been approved by a majority of the entire Board of Directors and are limited to changes expressly permitted by
Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

           FOURTH: These Articles of Amendment to the Charter of the Corporation shall become effective at 9:00 a.m. on May 1, 2006.
           IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Chairman, President and Chief Executive Officer and witnessed by its Assistant Secretary on the ____ day of ___________, 2006.


WITNESS:                      TRAVELERS SERIES FUND INC.



By:                           By:
        Thomas C. Mandia
        Assistant Secretary           R. Jay Gerken
                                      Chairman, President and
                              Chief
                                      Executive Officer


THE UNDERSIGNED, Chairman, President and Chief Executive Officer of Travelers Series Fund Inc., who executed on behalf of the Corporation the Articles of Amendment of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies to the best of his knowledge, information and belief, that the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects, and that this statement is made under the penalties for perjury.





                                      R. Jay Gerken
                                           Chairman, President
                               and Chief
                                           Executive Officer